Exhibit 4.10

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR (b) AN OPINION REASONABLY SATISFACTORY TO NEXTTRIP, INC., FROM COUNSEL FOR NEXTTRIP, INC., OR FROM COUNSEL FOR THE PROPOSED TRANSFEROR REASONABLY SATISFACTORY TO NEXTTRIP, INC., TO THE EFFECT THAT THE TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATION.

Original Issue Date: December 31, 2024

Date of Amendment: October 1, 2025

NEXTTRIP, INC.

AMENDED AND RESTATED

WARRANT TO PURCHASE COMMON STOCK

This certifies that, for good and valuable consideration, the receipt of which is hereby acknowledged, SIS II LLC, a Texas limited liability company, or its assigns (“Holder”) is entitled to purchase, subject to the terms and conditions of this Warrant, from NextTrip, Inc., a Nevada corporation (the “Company”), the Initial Warrant Number of Shares of the Company’s Common Stock (subject to adjustment as provided hereunder, the “Shares”). The purchase price of one Share under this Warrant shall be equal to the Exercise Price (as defined below). Holder shall be entitled to purchase the Shares in accordance with Section 2 at any time subsequent to the Original Issue Date of this Warrant as set forth above (the “Original Issue Date”) and prior to the Expiration Date (as defined below). The Exercise Price and Shares are subject to adjustment from time to time pursuant to the terms hereof. This Warrant is issued pursuant to a Promissory Note. Capitalized terms used, but not defined, herein have the respective meanings ascribed to them in the Note.

In this Warrant, the term “Initial Warrant Number of Shares” is Two Hundred Twenty Thousand (220,000).

1. Exercise Period; Exercise of Warrant.

1.1 Exercise Period. This Warrant shall terminate at 5:00 p.m. Eastern Time on the Third (3rd ) anniversary of the Original Issue Date (the “Expiration Date”).

1.2 Exercise. At the option of the Holder, this Warrant shall be exercisable, in whole or in any part, to purchase a number of shares of the Common Stock of the Company, par value $0.001 per share (“Common Stock”), up to the Initial Warrant Number of Shares, at the Exercise Price. The Initial Warrant Number of Shares is subject to adjustment as provided below in this Warrant.

1.3 Exercise Price. The initial exercise price for the purchase of each Share under this Warrant (the “Initial Exercise Price”) shall equal Four and No/100 Dollars ($4.00) (“Exercise Price”).

2. Exercise Procedure and Payment.

2.1 Cash Exercise. At any time after the Original Issue Date, this Warrant may be exercised by delivery of a Notice of Exercise in the form attached hereto, duly completed and executed by Holder, to the Company at the principal corporate offices of the Company and, in the case of a full exercise of this Warrant, surrender of this Warrant, together with payment in the amount obtained by multiplying the Exercise Price then in effect by the number of Shares thereby purchased, as designated in the Notice of Exercise. Payment may be in cash or by check payable to the order of the Company.

2.2 Net Issuance. If, at the time of any exercise of this Warrant, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the Shares by the Holder, then, in lieu of payment of the Exercise Price described in Section 2.1, and only in respect of up to one half (1/2) of the Initial Warrant Number of Shares of Common Stock set out under this Warrant, Holder may elect to receive, without the payment by Holder of any additional consideration, Shares equal to the value of the exercised portion of this Warrant by delivery of a Net Issuance Election in the form attached hereto, duly executed, at the principal executive offices of the Company. Thereupon, the Company shall issue to Holder such number of fully paid and nonassessable Shares as is computed using the following formula:

where:	X = Y (A-B)
A

X =	the number of Shares to be issued to Holder pursuant to this Section 2.

Y =	the number of Shares being exercised under this Warrant in respect of which the net issuance election is made pursuant to this Section 2.

A =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2.1 hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2.1 hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2.1 hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2.1 hereof after the close of “regular trading hours” on such Trading Day;

B =	the Exercise Price in effect under this Warrant at the time the Net Issuance Election is made pursuant to this Section 2.

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2.3 Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalent) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.3 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.3, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in a more recent public announcement by the Company or a more recent written notice by the Company or its transfer agent (if any) setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.3, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of the shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2.3 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.3 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

3. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant at least two hundred percent (200%) of such number of Shares from time to time issuable upon exercise of this Warrant. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

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4. Delivery of Stock Certificates. Within a reasonable time after exercise, in whole or in part, of this Warrant, the Company shall issue in the name of and deliver to Holder a certificate or certificates for the number of fully paid and nonassessable Shares which Holder shall have requested in the Notice of Exercise and/or Net Issuance Election, as applicable.

5. No Fractional Shares. No fractional Shares or scrip representing fractional shares will be issued upon exercise of this Warrant. If upon any exercise of this Warrant a fraction of a Share results, the Company will round up such fraction and issue to the Holder an additional whole Share in lieu of such fractional Share.

6. Charges, Taxes and Expenses. The Company shall pay all issue or transfer taxes or other incidental charges, if any, in connection with the issuance or transfer of the Shares purchased pursuant to the exercise hereof from the Company.

7. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

8. Saturdays, Sundays, Holidays, Etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding weekday which is not a legal holiday.

9. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of and kind of securities purchasable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

9.1 Subdivisions, Combinations, Dividends and Other Issuances. If the Company shall at any time after the Original Issue Date hereof but prior to the Expiration Date subdivide its outstanding shares of Common Stock by stock split, split-up or otherwise, combine its outstanding Common Stock, or pay a dividend in Shares or a distribution in Shares, the number of Shares as to which this Warrant is exercisable as of the date of such subdivision, dividend or distribution shall forthwith be proportionately increased in the case of a subdivision, dividend or distribution, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate purchase price payable for the total number of Shares thereafter purchasable under this Warrant as of such date shall remain the same.

9.2 Other Distributions. If the Company shall at any time after the Original Issue Date hereof but prior to the Expiration Date distribute to holders of its Shares any cash, Common Stock Equivalents, shares of its capital stock, evidences of indebtedness, purchase or other rights or any of other assets (“Distribution Assets”), then the Company may, at its option, either (i) appropriately adjust the number of Shares purchasable upon exercise of this Warrant and decrease the Exercise Price based upon the value Distribution Assets with respect to each Share, each as determined in good faith by the Company’s Board of Directors or (ii) provide by resolution of the Company’s Board of Directors that on exercise of this Warrant, Holder hereof shall thereafter be entitled to receive, in addition to the Shares otherwise receivable on exercise hereof, the Distribution Assets distributed by the Company with respect to such number of Shares.

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9.3 Effect of Consolidation, Merger or Sale. In case of any reclassification, capital reorganization, or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of any subdivision, combination, stock dividend or other distribution provided for in Sections 9.1, and 9.2 above), or in case of any consolidation or merger of the Company with or into any corporation (other than a consolidation or merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the holder of this Warrant a new Warrant (in form and substance satisfactory to the holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the holder of this Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Shares theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, capital reorganization, change, merger or sale by a holder of the number of Shares then purchasable under this Warrant. In any such case, appropriate provisions shall be made with respect to the rights and interest of Holder so that the provisions hereof shall thereafter be applicable to any shares of stock or other securities and property deliverable upon exercise hereof, or to any new Warrant delivered pursuant to this Section 9.3, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided, that the aggregate Exercise Price shall remain the same. The provisions of this Section 9.3 shall similarly apply to successive reclassifications, capital reorganizations, changes, mergers and transfers.

10. Notice of Adjustments; Notices. Whenever the Exercise Price or number or kind(s) of securities purchasable hereunder shall be adjusted pursuant to Section 9 hereof, the Company shall execute and deliver to Holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of and kind(s) of securities purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to Holder.

11. Rights As Shareholder; Notice to Holders. Nothing contained in this Warrant shall be construed as conferring upon Holder or his or its transferees the right to vote or to receive dividends (except as provided in Section 9 hereof) or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company. The Company shall give notice to Holder by registered mail if at any time prior to the Expiration Date or exercise in full of the Warrants, any of the following events shall occur:

(i) a dissolution, liquidation or winding up of the Company shall be proposed;

(ii) a capital reorganization or reclassification of the Common Stock or Qualified Financing (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of any subdivision, combination, stock dividend or other distribution) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of the securities issuable upon exercise of this Warrant), or in the case of any sale of all or substantially all of the assets of the Company;

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(iii) a taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) for other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other rights; and

(iv) any other event described in Section 9 hereof.

Such giving of notice shall be simultaneous with the giving of notice to holders of Common Stock. Such notice shall specify the record date or the date of closing the stock transfer books, as the case may be. Failure to provide such notice shall not affect the validity of any action taken in connection with any action contemplated in this Section 11.

12. Restricted Securities. The Holder understands that this Warrant and the Shares purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Securities Act of 1933, as amended (the “Act”), or an applicable exemption from such registration. The Holder further acknowledges that a securities legend to the foregoing effect shall be placed on any Shares issued to Holder upon exercise of this Warrant.

13. Transferability. This Warrant shall be transferable only on the books of the Company, upon delivery thereof duly endorsed by Holder or by its duly authorized attorney or representative, accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall execute and deliver new Warrants to the person entitled thereto.

14. Miscellaneous.

14.1 Net Cash Settlement. Notwithstanding anything herein to the contrary, in no event will the Holder hereof be entitled to receive a net-cash settlement as liquidated damages in lieu of physical settlement in shares of Common Stock, regardless of whether the Common Stock underlying this Warrant is registered pursuant to an effective registration statement; provided, however, that the foregoing will not preclude the Holder from seeking other remedies at law or equity for breaches by the Company of its registration obligations hereunder and from enforcing or collecting on any resulting legal or equitable judgment(s).

14.2 Binding Effect. This Warrant and the various rights and obligations arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.3 Entire Agreement. This Warrant and the Promissory Note constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof.

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14.4 Amendment and Waiver. Any term of this Warrant may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

14.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada without reference to the conflicts of law principles thereof.

14.6 Headings. The headings in this Agreement are for convenience only and shall not alter or otherwise affect the meaning hereof.

14.7 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and the balance shall be enforceable in accordance with its terms.

14.8 Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original for all purposes.

14.9 Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in the same manner as provided in the Promissory Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Warrant as of the date appearing on the first page of this Warrant.

THE COMPANY:

NEXTTRIP, INC.

/s/ Bill Kerby
By:	Bill Kerby
Its:	Chief Executive Officer

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NET ISSUANCE ELECTION NOTICE

To: NextTrip, Inc.	Date: ________________

The undersigned hereby elects under Section 2.2 of the attached Warrant to purchase ___________ Shares of Common Stock.

Payment shall take the form of the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2.2, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2.2.

The Certificate(s) for the shares issuable upon such net issuance election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature:

Name for Registration:

Mailing Address:

EIN (or SSN if individual)____________________________